Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

March 31, 2025

XTI Aerospace, Inc.

8123 InterPort Blvd., Suite C

Englewood, Colorado 80112

Re:	XTI Aerospace, Inc. – Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to XTI Aerospace, Inc., a Nevada corporation (the “Company”), in connection with its filing of (i) a Registration Statement on Form S-3 (Registration No. 333-279901) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), (ii) the base prospectus, dated as of June 18, 2024 (the “Base Prospectus”), included in the Registration Statement, (iii) the preliminary prospectus supplement, dated as of March 27, 2025 (the “Preliminary Prospectus Supplement”), filed with the Commission on March 28, 2025 pursuant to Rule 424 promulgated under the Act, and (iv) the prospectus supplement, dated as of March 28, 2025 (the “Prospectus Supplement” and together with the Base Prospectus and the Preliminary Prospectus Supplement, as supplemented from time to time by one or more prospectus supplements, the “Prospectus”), filed with the Commission on March 31, 2025 pursuant to Rule 424 promulgated under the Act.

The Prospectus relates to the offering by the Company of (i) 765,200 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) pre-funded warrants (the “Pre-funded Warrants”) to purchase up to 2,176,000 shares of Common Stock (the “Pre-funded Warrant Shares”), (iii) common warrants (the “Common Warrants”) to purchase up to 2,941,200 shares of Common Stock (the “Common Warrant Shares”), and (iv) warrants (the “Representative’s Warrants” and together with the Pre-funded Warrants and the Common Warrants, the “Warrants”) to purchase up to 147,060 shares of Common Stock (the “Representative’s Warrant Shares” and together with the Pre-funded Warrant Shares and the Common Warrant Shares, the “Warrant Shares”). The Shares and the Warrants are being sold pursuant to that certain Underwriting Agreement, dated March 28, 2025, by and between the Company and ThinkEquity LLC, as the representative of the several underwriters named therein (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares, the Warrants and the Warrant Shares.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. This opinion letter is based as to matters of law solely on Chapter 78 of the Nevada Revised Statutes, and, with respect to our opinion in paragraph 2 below, the internal laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion herein concerning any state securities or blue sky laws.

437 Madison Ave., 25th Floor, New York, New York 10022-7001 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

March 31, 2025

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized for issuance and, when delivered and paid for pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized for issuance, and when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Warrants will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

3.	The Warrant Shares have been duly authorized for issuance and when the Warrant Shares are issued and paid for in accordance with the terms and conditions of the Pre-funded Warrants, the Common Warrants or the Representative’s Warrants, as applicable, the Warrant Shares will be validly issued, fully paid and non-assessable.

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

This opinion is rendered to you in connection with the offering described above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K of the Company being filed on the date hereof and to the reference to our firm in the Prospectus and the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP